U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2007, The Company entered into a Purchase and Sale Agreement ("Purchase Agreement") with HCPI Trust to purchase three communities consisting of 453 units located in South Carolina for a price of $28.7 million, plus transaction costs. We have leased these communities from HCPI Trust since February 1996 pursuant to a master lease covering these and other properties. The Purchase Agreement contains customary conditions to closing. Under the terms of the master lease, HCPI Trust holds cash security deposits in the approximate aggregate amount of $7.5 million. Under the terms of the Purchase Agreement, HCPI will release approximately $4.5 million of this deposit to be applied towards the purchase price for the acquired properties, of which $1.2 million is repayable in equal monthly installments of $20,000.

Capmark Finance, Inc. has committed to provide mortgage financing of $23.6 million for this transaction, at a fixed rate of interest set at 290 basis points over 30-day LIBOR. The mortgage will have a term of three years and monthly interest-only payments for the first year, and principal and interest payments based on a 25-year amortization thereafter. The remaining balance will be due in full in March 2010.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 15, 2007		EMERITUS CORPORATION

	By:	s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary